Form N-SAR
Sub-Item 77Q1(b)
Text of Proposals Described in Sub-Item 77D
Janus Adviser Mid Cap Growth Fund
Janus Adviser Risk-Managed Growth Fund
Janus Adviser Foreign Stock Fund
Janus Adviser Risk-Managed Core Fund
333-33978, 811-09885

The November 28, 2003 Janus Adviser Series Statement of Additional Information shows the following changes for Janus Adviser Mid Cap Growth Fund:

1. Each Fund is a series of Janus Adviser Series (the "Trust"), an open-end, management investment company. The Investment Company Act of 1940 ("1940 Act") classifies mutual funds as either diversified or nondiversified. Funds that are classified as nondiversified will be operated in a manner consistent with the diversification requirements of Subchapter M of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (the "Code"). Capital Appreciation Fund and Foreign Stock Fund are classified as nondiversified. Growth Fund, Growth and Income Fund, Mid Cap Growth Fund, Risk-Managed Growth Fund, International Growth Fund, Worldwide Fund, Balanced Fund, Core Equity Fund, Risk-Managed Core Fund, Mid Cap Value Fund, Small Company Value Fund and Flexible Income Fund are all classified as diversified.

2. With respect to 75% of its total assets, Janus Adviser Growth Fund, Janus Adviser Growth and Income Fund, Janus Adviser Mid Cap Growth Fund, Janus Adviser Risk-Managed Growth Fund, Janus Adviser International Growth Fund, Janus Adviser Worldwide Fund, Janus Adviser Balanced Fund, Janus Adviser Core Equity Fund, Janus Adviser Risk-Managed Core Fund, Janus Adviser Mid Cap Value Fund, Janus Adviser Small Company Value Fund and Janus Adviser Flexible Income Fund may not purchase securities of an issuer (other than the U.S. Government, its agencies, instrumentalities or authorities or repurchase agreements collateralized by U.S. Government securities, and other investment companies) if: (a) such purchase would, at the time, cause more than 5% of the Fund's total assets taken at market value to be invested in the securities of such issuer; or (b) such purchase would, at the time, result in more than 10% of the outstanding voting securities of such issuer being held by the Fund.



The November 28, 2003 Janus Adviser Series Prospectus shows the following changes for Janus Adviser Risk-Managed Large Cap Growth Fund:

1. Janus Adviser Risk-Managed Large Cap Growth Fund reflects a change in its name to "Janus Adviser Risk-Managed Growth Fund."

2. Janus Adviser Risk-Managed Growth Fund invests primarily in common stocks of large-sized companies selected for their growth potential. The Fund seeks to control risks by selecting stocks only from the universe of the Fund's benchmark, which is the Russell 1000 Growth Index, among other risk control techniques.

The November 28, 2003 Janus Adviser Series Prospectus shows the following changes for Janus Adviser International Value Fund:

1. Janus Adviser International Value Fund reflects a change in its name to "Janus Adviser Foreign Stock Fund."

2. Janus Adviser Foreign Stock Fund invests, under normal circumstances, at least 80% of its net assets in stocks of issuers located in at least five different countries, excluding the United States. Although the Fund intends to invest substantially all of its assets in issuers located outside the United States, it may invest in U.S. issuers and, under unusual circumstances, it may at times invest all of its assets in fewer than five countries or even a single country. The Fund emphasizes investments in companies the portfolio manager believes are undervalued relative to their intrinsic worth.

The November 28, 2003 Janus Adviser Series Prospectus shows the following changes for Janus Adviser Risk-Managed Large Cap Core Fund:

1. Janus Adviser Risk-Managed Large Cap Core Fund reflects a change in its name to "Janus Adviser Risk-Managed Core Fund."

2. Janus Adviser Risk-Managed Core Fund invests primarily in common stocks of large-sized companies selected for their growth potential. The Fund seeks to control risks by selecting stocks only from the universe of the Fund's benchmark, which is the S&P 500 Index, among other risk control techniques.